Exhibit 99.1

March 28, 2024

Dear Shareholders,

We closed 2023 with $104.7 million revenue, 22.2% gross margin and a $9.3 million net loss. These results were below our full-year guidance primarily due to delays in closing the sales of six projects in U.S. and Europe, which are now expected to be pushed out to 2024. Our Q4 results were further impacted by several one-time items, including a $4.1 million adjustment to the earnout revenue at our 75 MW of projects in Poland as well as $5.0 million of write-offs of project cancellations and bad debt reserves.

Our projects continued to face delays due to a mix of rising interest rates affecting financing terms, utility-scale project delays stemming from transmission capacity challenges, and regulatory uncertainty in the U.S. and Europe. These challenges underscore the need for adaptability in our project financing strategies, the importance of early engagement with transmission and utility stakeholders, and close monitoring of regulatory developments in the U.S. and Europe. Despite these challenges, we are focused on executing our core solar project development strategy, diversifying our global footprint and advancing our position as a leading global renewable energy company.

Q4 highlights included:

•	We announced the sale of a 53.6 MWp solar project portfolio in Hungary to Kronospan / Douglas Renewables. The portfolio includes six projects at various development stages, with four already operational. This venture contributes significantly to Hungary's photovoltaic capacity and aligns with Emeren's mission to enhance solar energy infrastructure.

•	We acquired an 86 MWp solar portfolio in Spain, comprised of 13 utility-scale projects. These projects are expected to significantly contribute to our energy production capacity, powering thousands of households and enhancing our storage capabilities.

•	We achieved a significant milestone by selling a 703 MW battery energy storage system (BESS) project portfolio in Italy to Matrix Renewables under the Development Service Agreement (DSA), which, combined with the previous sale of a 260 MW in Q2, amounted to a total of 963 MW of BESS projects (the majority of the portfolio having an 8-hour duration) under the DSA structure with Matrix. This achievement marked a substantial advance towards the agreed portfolio target of 1.5 GW in the DSA partnership with Matrix.

•	We expanded our energy storage portfolio in China by acquiring a 10.8 MWh energy storage power portfolio. This acquisition, comprised of six energy storage power stations in Zhejiang Province, enhances Emeren's position in the Chinese energy storage market. We plan to generate returns through energy arbitrage and participation in Virtual Power Plant scenarios, leveraging the facilities connected to Huaneng Power International's VPP platform. This strategic move aligns with our global storage expansion and the growing VPP market in China.

We acknowledge the results over the past two years have been unsatisfactory and we fully accept responsibility for not meeting investor expectations. To address this,

•	We have been working under a Development Service Agreement (DSA) structure to recognize revenue and receive payments from early-stage projects in Italy in the past year and a half. This DSA model is now being implemented in more markets including several countries in Europe and the U.S. This strategic move allows us to capitalize more effectively on our early-stage project portfolio. Compared to the traditional model of revenue recognition and payment collection at the Notice-to-Proceed, or NTP stage, a DSA enables us to better manage our returns and risks throughout the development process, optimize the timing of project completions, and bolster cash flow.

•	We also implemented strategic cost control initiatives throughout all our regions aimed at enhancing efficiency and optimizing resource allocation. These measures include workforce reductions, lean management policies, and halting certain greenfield developments to concentrate efforts and resources on advancing existing project portfolios. This shift aims to reduce overhead associated with new greenfield exploration and allocate personnel more effectively to projects with higher likelihood of success, improved profitability, and shorter development cycles.

•	In addition, in February 2024, we announced that our Board of Directors approved an accelerated stock repurchase (ASR) program of up to $10 million. This accelerated stock repurchase program underscores the Board's commitment to our shareholders and confidence in the company's future growth. With our expertise in solar project development, strong industry network, and solid balance sheet, we are making significant progress towards becoming an industry leading global solar and storage developer. Our strategic focus remains on maintaining a lean cost structure and achieving sustainable profitability, while monetizing our extensive advanced-stage project pipeline.

Looking Forward

Looking forward to 2024 and beyond, we remain well positioned in the world's fastest growing solar markets that are benefiting from increasing demand for clean energy and supportive government policies and technology trends.

The solar industry is experiencing strong tailwinds, driven by the global commitment to renewable energy and sustainability. Governments and corporations worldwide are setting ambitious targets for reducing carbon emissions, which in turn fuels significant demand for solar energy solutions.

One of the most exciting developments in the renewable energy sector is the booming demand for solar power to support artificial intelligence (AI) operations. As AI technologies become increasingly integrated into our daily lives and business operations, the substantial energy needed to power these advanced systems is evident. Solar energy and battery storage, with their scalability and decreasing cost profile, are becoming a reliable source of power for these high-tech applications, further driving demand in the sector. Moreover, we are witnessing a surge in overall electricity and storage demand. The electrification of transportation, the proliferation of electric vehicles (EVs), and the increasing need for energy storage solutions are amplifying this demand.

With strong demand for solar and energy storage projects globally, we entered 2024 with around 3.1 GW of high quality advanced-stage project pipeline. We anticipate monetizing approximately 400 MW to 450 MW in 2024. Furthermore, we accumulated approximately 5 GW with 4 to 8 hours duration in the planning, which equals 20 to 40 GWh of independent storage project pipeline at the end of 2023. We expect to begin accelerating monetization in 2024.

We expect 2024 full year revenue to be in the range of $150 million - $160 million. We expect gross margin to be approximately 30% and net income to be at least $26 million, or approximately $0.50 per ADS. We anticipate our 2024 IPP revenue to be between $24 million - $26 million and gross margin to be approximately 50%. We expect gross profit contributed by DSA globally to be at least $6 million. For the first half of 2024, we expect revenue to be in the range of $50 million - $55 million. We expect gross margin to be approximately 30%. Finally, we expect our operating cash flow to be positive throughout the full year of 2024 and cash balance to exceed $100 million at the end of 2024.

In conclusion, the future of solar energy is extremely promising, and we are positioned to fully capitalize on the accelerating adoption of solar technology across the globe. With our exceptional expertise in developing and operating solar projects, extensive network of industry partnerships, and strong financial position, we are making great strides towards our goal of becoming a top global solar company. We are thrilled about the bright future of solar energy and are excited to be at the forefront of this incredible transformation towards a more sustainable future. With that overview, we will now review the details of our fourth quarter and full year financial performance.

Full Year 2023 Financial Highlights:

•	Revenue increased 71% y/y to $104.7 million
•	Gross profit of $23.3 million up 52% y/y, with a gross margin of 22.2%
•	EBITDA was a negative $1.7 million, compared to $6.7 million in 2022
•	Net loss of $9.3 million, compared to $4.7 million net loss in 2022

$ in millions	2023	2022	Y/Y
Revenue	$104.7	$61.3	71%
Gross profit	23.3	15.3	52%
Operating loss	(8.1)	(2.6)	206%
EBITDA	(1.7)	6.7	-125%
Adjusted EBITDA	6.0	5.7	5%
Net loss attributed to Emeren Group Ltd	$(9.3)	$(4.7)	100%

Revenue by segment:

Segment ($ in thousands)	2023 Revenue	% of Total Revenue
Project development	$24,945	24%
IPP	28,314	27%
EPC	44,096	42%
DSA	6,325	6%
Others	869	1%
Total	$104,670	100%

Revenue by region:

Region ($ in thousands)	2023 Revenue	% of Total Revenue
Europe	$89,748	86%
China	13,832	13%
USA	1,090	1%
Total	$104,670	100%

Q4 2023 Financial Highlights:

•	Revenue of $44.0 million up 215% q/q and 71% y/y
•	Gross margin of 7.6% lower than guidance range, due to more EPC projects and delays in closings of development projects sales in the U.S. and Europe
•	EBITDA was a negative $5.5 million, up from a negative $6.8 million in Q3 2023, and down from $2.1 million in Q4 2022
•	Net loss of $8.1 million, an improvement from a $9.4 million net loss in Q3 2023, and higher than a $1.7 million net loss in Q4 2022

$ in millions	Q4’23	Q3’23	Q/Q	Q4’22	Y/Y
Revenue	$44.0	$13.9	215%	$25.7	71%
Gross profit	3.3	5.7	-41%	6.0	-44%
Operating loss	(6.1)	(4.0)	55%	(1.2)	410%
EBITDA	(5.5)	(6.8)	19%	2.1	-362%
Adjusted EBITDA	(2.6)	(0.2)	N/M	0.2	N/M
Net loss attributed to Emeren Group Ltd	$(8.1)	$(9.4)	-14%	$(1.7)	372%

Revenue by segment:

Segment ($ in thousands)	Q4’23 Revenue	% of Total Revenue
Project development	$8,429	19%
IPP	4,247	10%
EPC	25,507	58%
DSA	4,906	11%
Others	911	2%
Total	$44,000	100%

Revenue by region:

Region ($ in thousands)	Q4’23 Revenue	% of Total Revenue
Europe	$41,330	94%
China	2,368	5%
USA	302	1%
Total	$44,000	100%

Advanced-Stage and Early-Stage Solar Development Project Pipeline

Project Pipeline by Region (as of December 31, 2023):

Region	Advanced Stage	Early Stage	Total (MW)
Europe	1,549	5,704	7,253
U.S.	1,477	183	1,660
China	82	-	82
Total	3,108	5,887	8,995

Project Pipeline by Country (as of December 31, 2023):

Country	Advanced Stage	Early Stage	Total (MW)
Poland	483	65	548
Hungary	52	-	52
U.K.	110	-	110
Spain	216	4,502	4,718
Germany	125	690	815
France	92	59	151
Italy	471	388	859
U.S.	1,477	183	1,660
China	82	-	82
Total	3,108	5,887	8,995

Advanced-Stage and Early-Stage Solar Storage Project Pipeline

Project Pipeline by Region (as of December 31, 2023):

Region	Advanced Stage	Early Stage	Total (MW)
Europe	4379	728	5,107
U.S.	754	751	1,505
China	46	0	46
Total	5,179	1,479	6,658

Project Pipeline by Country (as of December 31, 2023):

Country	Advanced Stage	Early Stage	Total (MW)
Poland	1,189	-	1,189
Hungary	15	-	15
U.K.	345	-	345
Spain	986	83	1,069
Germany	-	-	-
France	-	-	-
Italy	1,844	645	2,489
U.S.	754	751	1,505
China	46	-	46
Total	5,179	1,479	6,658

Note: The average hours per MW vary across regions. For example, in the U.S. and Europe, it ranged from 4 - 8 hours per MW of storage, while in China, it was ~2 hours.

Growing IPP Asset Portfolio in Attractive PPA Regions

As of December 31, we owned and operated IPP assets comprising 245 MW of solar PV projects and 15 MWh of storage.

Operating Assets	PV Capacity (MW)	Storage (MWh)
China DG	161	15
Europe	60	-
U.S.	24	-
Total	245	15

In 2023, we monetized approximately 144 MW solar projects, over 670 MW BESS projects under DSA, and an additional 15 MWh BESS as IPP assets in China.

Q4 2023 Financial Results:

All figures refer to the fourth quarter of 2023, unless stated otherwise.

Revenue

Revenue of $44.0 million increased 71% year-over-year from Q4 2022 and 215% sequentially from Q3 2023. Revenue was lower than our guidance primarily due to delays in closing the sales of 6 projects in the U.S. and Europe, which are now expected to close in the first half of 2024.

Gross Profit and Gross Margin

Gross profit was $3.3 million, compared to $5.7 million in Q3 2023 and $6.0 million in Q4 2022. Gross margin was 7.6%, compared to 40.8% in Q3 2023 and 23.3% in Q4 2022. The gross margin was lower than expected, primarily attributable to a higher mix of EPC project revenue, as well as the previously mentioned project delays.

Operating Expense

Operating expenses were $9.5 million, lower than $9.6 million in Q3 2023 and higher than $7.2 million in Q4 2022. Our Q4 operating expenses were impacted by $5.0 million of write-offs of project cancellations and bad debt reserves, partially offset by savings from our cost reduction initiatives.

Net loss attributable to Emeren Group Ltd’s common shareholders

Net loss attributed to Emeren Group Ltd’s common shareholders was $8.1 million, compared to net loss of $9.4 million in Q3 2023 and net loss of $1.7 million in Q4 2022. Diluted net loss attributable to Emeren Group Ltd’s common shareholders per American Depositary Share (“ADS”) was $0.15, compared to diluted net loss of $0.17 in Q3 2023 and diluted net loss of $0.03 in Q4 2022.

Cash Flow

Cash provided by operating activities was $2.9 million; cash provided by investing activities was $7.0 million, and cash used in financing activities was $4.9 million.

Financial Position

Cash and cash equivalents at the end of Q4 2023 were $70.2 million compared to $59.2 million in Q3 2023.

Net asset value (NAV) is approximately $5.91 per ADS.

Our debt-to-asset ratio at the end of Q4 2023 was 9.44% compared to 9.93% in Q3 2023.

Shares Buyback

We purchased approximately $3.4 million ADS during the quarter and plan to continue to execute on the share buyback program, which has approximately $7.6 million remaining in authorization.

In addition, in February 2024, we announced that our Board of Directors approved an accelerated stock repurchase (ASR) program of up to $10 million, of which we have repurchased approximately 2.8 million ADS as of March 27, 2024.

Conclusion

In conclusion, despite the increasing global uncertainty, we maintain our confidence in the long-term growth of the solar industry, driven by increasing demand for clean energy. Our confidence is further strengthened by major technology trends such as AI and the growing demand for EVs. Given our leading industry position, we are well positioned to benefit from our substantial solar development and storage pipeline. With our expertise in solar project development, strong industry network, and solid balance sheet, we are making significant progress towards becoming an industry leading global solar and storage developer. Our focus remains on delivering value to our shareholders.

We extend our heartfelt thanks to our committed employees, loyal customers, reliable partners, and supportive shareholders. Your steadfast dedication is pivotal to the success of Emeren Group Ltd, and together, we look forward to shaping a sustainable future.

Sincerely,

Yumin Liu	Ke Chen
Chief Executive Officer	Chief Financial Officer

Fourth Quarter 2023 Earnings Results Conference Call

We will host a conference call today to discuss our fourth quarter 2023 business and financial results. The call is scheduled to begin at 5:00 p.m. U.S. Eastern Time on Thursday, March 28, 2024.

Please register in advance to join the conference call using the link provided below and dial in 10 minutes before the call is scheduled to begin. Conference call access information will be provided upon registration.

Participant Online Registration:

https://register.vevent.com/register/BI006cf469216c43419f5ffc940b960e45

Audio-only Webcast:

https://edge.media-server.com/mmc/p/5egd3ok7

Additionally, an archived webcast of the conference call will be available on the Investor Relations section of Emeren Group Ltd's website at https://ir.emeren.com/.

Safe Harbor Statement

This press release contains statements that constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. Whenever you read a statement that is not simply a statement of historical fact (such as when the Company describes what it "believes," "plans," "expects" or "anticipates" will occur, what "will" or "could" happen, and other similar statements), you must remember that the Company's expectations may not be correct, even though it believes that they are reasonable. Furthermore, the forward-looking statements are mainly related to the Company's continuing operations and you may not be able to compare such information with the Company's past performance or results. The Company does not guarantee that the forward-looking statements will happen as described or that they will happen at all. Further information regarding risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements is included in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's annual report on Form 20-F. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though the Company's situation may change in the future. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

For investor and media inquiries, please contact:

Emeren Group Ltd

Suzanne Wilson

+1 (510) 631 6550

Suzanne.wilson@emeren.com

Emeren Group Ltd - Investor Relations

ir@emeren.com

The Blueshirt Group

Gary Dvorchak

+1 (323) 240-5796

gary@blueshirtgroup.co

Appendix 1: Unaudited Consolidated Statement of Operations

	Three Months Ended			Twelve Months Ended
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022

	(in thousands, except per ADS data and ADS)
Net revenues	$44,000	$13,948	$25,667	$104,671	$61,291
Cost of revenues	(40,657)	(8,263)	(19,677)	(81,387)	(45,955)
Gross profit	3,343	5,685	5,990	23,284	15,336

Operating (expenses)/income:
Sales and marketing	(105)	(74)	(418)	(398)	(421)
General and administrative	(7,097)	(6,964)	(6,623)	(23,788)	(17,202)
Other operating expenses	(2,287)	(2,606)	(155)	(7,160)	(346)
Total operating expenses	(9,489)	(9,644)	(7,196)	(31,346)	(17,969)

Income (loss) from operations	(6,146)	(3,959)	(1,206)	(8,062)	(2,633)
Other (expenses)/income:
Interest (expenses)/income, net	(244)	(79)	(808)	(82)	(2,509)
Investment income	39	57	46	278	898
Foreign exchange gains/(loss)	(1,390)	(4,785)	1,217	(1,346)	1,613
Total other income/(loss) , net	(1,595)	(4,807)	455	(1,150)	2

Income (loss) before income tax	(7,741)	(8,766)	(751)	(9,212)	(2,631)

Income tax benefit	(2,116)	(251)	(1,290)	(2,595)	(1,917)
Loss, net of tax	(9,857)	(9,017)	(2,041)	(11,807)	(4,548)

Less: Net income (loss) attributed to non-controlling interests	(1,769)	373	(329)	(2,483)	124
Net Loss attributed to Emeren Group Ltd	(8,088)	(9,390)	(1,712)	(9,324)	(4,672)

Loss attributed to Emeren Group Ltd per ADS
Basic	$(0.15)	$(0.17)	$(0.03)	$(0.16)	$(0.07)
Diluted	$(0.15)	$(0.17)	$(0.03)	$(0.16)	$(0.07)

Weighted average number of ADS used in computing income/(loss) per ADS*
Basic	55,197,797	56,287,193	60,274,841	56,526,124	64,924,455
Diluted	55,197,797	56,287,193	60,274,841	56,526,124	64,924,455

*Each American depositary shares (ADS) represents 10 common shares

Appendix 2: Unaudited Consolidated Balance Sheet

	As of
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$70,174	$59,171	$107,105
Restricted cash	-	10	183
Short-investments in U.S. Treasury Bills	-	10,115	-
Accounts receivable trade, net	27,089	19,187	21,670
Accounts receivable unbilled	59,526	50,591	43,882
Advances to suppliers	4,283	2,062	1,017
Value added tax receivable	7,361	6,686	5,929
Prepaid expenses and other current assets, net	16,609	23,358	14,973
Project assets current	39,914	42,350	25,969
Deferred Cost	1,872	-	-
Deferred tax assets, net
Total current assets	226,828	213,530	220,728

Property, plant and equipment, net	163,076	151,813	170,477
Deferred tax assets, net	-	-	-
Project assets non-current	37,014	33,846	26,590
Goodwill	-	-	1,023
Long-term investments in U.S. Treasury Bills	-	-	10,047
Operating lease right-of-use assets	20,037	19,597	22,688
Finance lease right-of-use assets	14,127	17,652	21,669
Other non-current assets	16,927	17,990	20,628
Total assets	$478,009	$454,428	$493,850

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	1,069	1,015	1,008
Accounts payable	13,041	3,131	7,118
Advances from customers	5,375	4,743	3,641
Amounts due to related parties	4,967	2,168	1,475
Other current liabilities	22,054	21,427	17,449
Income tax payable	2,168	411	862
Salaries payable	718	604	540
Deferred tax liabilities, current	-	-
Deferred revenue	3,177	-	-
Operating lease liabilities current	903	1,034	1,212
Failed sale-lease back and finance lease liabilities current	4,916	5,006	9,993
Total current liabilities	58,388	39,539	43,298

Long-term borrowings	23,001	21,734	22,518
Deferred tax liabilities, non-current	3,532	3,167	3,573
Operating lease liabilities non-current	18,247	17,788	20,855
Failed sale-lease back and finance lease liabilities non-current	10,772	11,523	14,963
Total liabilities	$113,940	$93,751	$105,207

Shareholders' equity
Common shares	806,696	806,576	806,283
Additional paid-in capital	14,728	14,508	13,500
Treasury stock	(41,938)	(38,585)	(20,000)
Accumulated deficit	(446,701)	(438,613)	(437,377)
Accumulated other comprehensive loss	(6,471)	(21,542)	(15,114)
Total equity attributed to Emeren Group Ltd	326,315	322,344	347,292
Noncontrolling interest	37,754	38,333	41,351
Total shareholders' equity	364,069	360,677	388,643
Total liabilities and shareholders' equity	$478,009	$454,428	$493,850

Appendix 3: Unaudited Consolidated Statement of Cash Flow

	Three Months Ended			Twelve Months Ended
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022

	(in thousands)
Net cash provided by (used in) operating activities	$2,922	$(4,644)	$(7,787)	$(27,803)	$(38,016)

Net cash provided by (used in) investing activities	7,006	10,118	(613)	15,374	(44,435)

Net cash used in financing activities	(4,916)	(6,710)	(5,179)	(26,617)	(60,281)

Effect of exchange rate changes	5,981	(39)	(2,125)	1,932	(4,362)
Net increase (decrease) in cash and cash equivalents and restricted cash	10,993	(1,275)	(15,704)	(37,114)	(147,094)
Cash and cash equivalents and restricted cash, beginning of the quarter	59,181	60,456	122,992	107,288	254,382
Cash and cash equivalents and restricted cash, end of the quarter	$70,174	$59,181	$107,288	$70,174	$107,288

Use of Non-GAAP Financial Measures

To supplement Emeren Group Ltd’s financial statements presented on a US GAAP basis, Emeren Group Ltd provides non-GAAP financial data as supplemental measures of its performance.

To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding pro-forma operations, we supplement our consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, with EBITDA, Adjusted EBITDA as non-GAAP financial measures of earnings.

• EBITDA represents net income before income tax expense (benefit), interest expense, depreciation and amortization.

• Adjusted EBITDA represents EBITDA plus discount of electricity subsidy in China, plus share-based compensation, plus impairment of long-lived assets, plus loss/(gain) on disposal of assets, plus foreign exchange loss/(gain).

Our management uses EBITDA, Adjusted EBITDA as financial measures to evaluate the profitability and efficiency of our business model. We use these non-GAAP financial measures to access the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time.

We find these measures especially useful when reviewing pro-forma results of operations, which include large non-cash impairment of long-lived assets and loss on disposal of assets. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

Appendix 4: Adjusted EBITDA

	Three Months Ended			Twelve Months Ended
	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022

	(in thousands)
Net Loss	$(9,857)	$(9,017)	$(2,041)	$(11,807)	$(4,548)
Income tax expenses	2,116	251	1,290	2,594	1,917
Interest expenses, net	244	79	808	81	2,509
Depreciation & Amortization	2,003	1,864	2,040	7,461	6,817
EBITDA	$(5,494)	$(6,823)	$2,097	$(1,671)	$6,695
Discount of electricity subsidy in China	603	(35)	(1,850)	656	(1,235)
Share based compensation	203	391	435	1,442	1,739
Impairment of long-lived assets	616	1,325	-	1,941	-
Loss on disposal of property, plant and equipment	-	-	-	2,128	-
Interest income of discounted electricity subsidy in China	60	136	738	109	155
Foreign exchange loss (gain)	1,390	4,785	(1,217)	1,348	(1,613)
Adjusted EBITDA	$(2,622)	$(221)	$203	$5,954	$5,742